Exhibit 99.1

Corrected Transcript

04-Jan -2017
Castlight Health, Inc. ( CSLT)
Acquisition of Jiff, Inc by Castlight Health, Inc Call

CORPORATE PARTICIPANTS

Gary J. Fuges	Robert Derek Newell
Head of Investor Relations, Castlight Health, Inc.	Chief Executive Officer, Jiff, Inc.

Giovanni M. Colella	Siobhan Nolan Mangini
Co-Founder and Chief Executive Officer, Castlight Health, Inc.	Chief Financial Officer, Castlight Health, Inc.

John C. Doyle
President & Chief Operating Officer, Castlight Health, Inc.

OTHER PARTICIPANTS

Brian Peterson	Richard Collamer Close
Analyst, Raymond James & Associates, Inc.	Managing Director, Canaccord Genuity Group, Inc.

Frank Sparacino	Charles Rhyee
Analyst, First Analysis Securities Corp.	Analyst, Cowen & Co. LLC

Adam Noble
Analyst, Goldman Sachs & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon. My name is Chantelle and I will be your conference operator today. At this time, I would like to welcome everyone to the Castlight Health Conference Call to Discuss the Strategic Acquisition of Jiff. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. [Operator Instructions] Thank you.

Gary Fuges, Head of Investor Relations, you may begin your conference.

Gary J. Fuges
Head of Investor Relations, Castlight Health, Inc.
Good afternoon and welcome to Castlight's conference call. We issued a press release after close of market today announcing our strategic acquisition of Jiff. This press release is posted on our website where this call is being simultaneously webcast.

Joining me on the call today are Giovanni Colella, Castlight's Co-Founder and Chief Executive Officer; John Doyle, our President and Chief Operating Officer; Siobhan Nolan Mangini, our CFO; and Derek Newell, CEO of Jiff.

In terms of the structure of today's call, Gio, Derek, John, and Siobhan will offer their prepared remarks, and then we will open up the call to take your questions.

This call will contain forward-looking statements regarding our trends, our strategies, and the anticipated performance of our business including, but not limited to, contributions that we expect Jiff's business to make to Castlight's overall performance, the anticipated benefits of the proposed transaction, anticipated future combined operations, products and services, and expected pro forma financial results of the combined business. These statements are made as of today and reflect management's current views and expectations, and are subject to various risks, uncertainties and assumptions. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

If this call is replayed or viewed after today, the information in the presentation may no longer be current or accurate. We disclaim any obligation to update or revise any forward-looking statements to account for or reflect events or circumstances that occur after this call.

We will provide certain metrics that constitute financial guidance on today's call, but we will not provide any further guidance or updates on Castlight's performance during the quarter unless we do so in a public forum. Please refer to the press release and the risk factors included in the company's Form 10-Q filed on November 2, 2016, and other filings with the Securities and Exchange Commission for a discussion of important factors that may cause actual events or results to differ materially from those contained in our forward-looking statements.

This call will also refer to certain non-GAAP metrics including, but not limited to, non-GAAP revenue, non-GAAP operating loss, non-GAAP net loss and free cash flow that we believe aid in the understanding of our financial results. For more information about our use of non-GAAP metrics, please see our press release dated January 4, 2017, which is available on our website and as an exhibit to the Form 8-K filed with the Securities and Exchange Commission.

Please note that the fourth quarter and full year 2016 results for both Castlight and Jiff discussed on this call are preliminary in nature and subject to change based on the completion of year-end close process. In addition, as part of the acquisition's close process, Jiff's accounting policies will be conformed to Castlight's, which could cause Jiff's actual historical results to differ from the preliminary results shared on this call and in this press release. After the close of the transaction, Castlight plans to provide GAAP revenue guidance for the combined company after it has completed its valuation work and related purchase accounting considerations regarding Jiff.

With that, I'd like to turn the call over to Gio. Gio?

Giovanni M. Colella
Co-Founder and Chief Executive Officer, Castlight Health, Inc.
Thanks, Gary. Good afternoon, and thank you, everyone, for joining us today on such a short notice.

This is a big day in the history of our company, and I'm extremely excited to announce that Castlight and Jiff have agreed to come together to form a single company. The combined entity will offer the most comprehensive health benefits platform in the industry, helping employers as well as millions of employees and their families manage their health benefits dollars more effectively.

Together, the combined company will serve more than 240 customers, including over 70 of the Fortune 500. This combination is consistent with the major themes that we discussed at our third quarter call in November. At that time, we said that we're highly focused on putting in place the foundation to drive growth from the $100 million run rate level we just crossed to $500 million in revenue in the years ahead. We believe that putting Jiff and Castlight together will bring us closer to achieving this goal by increasing our scale and accelerating our growth.

From a strategic perspective, Jiff and Castlight will offer employers a combined solution that we believe will improve every aspect of an employee's health experience, from staying healthy to accessing care, to managing a condition. For benefits and HR leaders, the combined platform will make it even more efficient than ever before to engage with employees, purchase and deploy a wide range of benefit technologies, and measure impact.

The organic expansion of our platform over the last few years broaden what we could offer employers, and we believe our combination with Jiff will accelerate our plans to be the vendor of choice for employers, enable them to reap the benefits of lower health care cost and a healthier workforce.

As we begin the next chapter in Castlight's journey, it is perfect time for me to hand the reins of CEO to our President and COO, John Doyle. Upon the closing of this transaction, John will become CEO of the combined business. I am very proud of our work together since John joined Castlight in 2012, and know that he will do a great job as CEO. John has become a dear friend of mine and has been instrumental in setting Castlight's strategic direction, positioning the company for rapid growth, and implementing a high level of operational discipline. Most recently John played a major role in planning and executing our M&A strategy, which led to this proposed transaction with Jiff. When John takes over, I will stay with Castlight in the role of Executive Chairman, and I will focus on deepening key partnerships and customer relationships.

The board of directors of both companies have approved this transaction. We have agreed that when the transaction closes, we will have two new board members to Jiff's current board. In addition, one of our current board members, Ann Lamont, has informed us that she intends to step down upon the closing of the transaction. Ann has been a part of the Castlight family since the early days and has been a phenomenal board member, advisor and dear friend of mine. We thank her for all the service she had provided Castlight.

Overall, the addition of new board members from Jiff, the blending of our leadership teams and the all-stock structure of the transaction collectively reflect our strongly held belief in the synergistic aspect of the combination.

With that, let me turn the call over to Castlight's new CEO, John Doyle.

John C. Doyle
President & Chief Operating Officer, Castlight Health, Inc.
Thank you, Gio. The best business combinations are those that accelerate the progress in an already strong business. Under your leadership, Castlight has grown its customer base significantly, built a powerful product offering and developed a truly unique data asset that we believe provides us with a strong foundation for future growth. I feel incredibly fortunate to work with an outstanding group of people at Castlight, and I'm excited to step into the CEO role at a transformational moment for the business when we are combining forces with the talented group at Jiff.

Today's announcement comes on the heels of a solid performance by Castlight to finish 2016. We expect to report fourth quarter and full year 2016 revenue at the high end of our guidance and our smallest quarterly non- GAAP operating loss in the last five years, meaningfully outperforming our full year guidance as we suggested we were on track to do. Siobhan will provide further color in her remarks later in the call, but the bottom line is that we feel great about our progress in 2016 and the foundation we have built for future growth.

As we made plans to build on this foundation, we focused on three areas that ultimately gave us conviction that a combination with Jiff made good sense. First, we wanted to further strengthen our ability to simplify health care for employees and drive strong engagement across employee populations with diverse needs.

Second, our customers and prospects are demanding a simpler way to procure and deliver integrated health benefit solutions with personalized proactive outreach to employees and an ability to monitor results. We wanted to move faster to satisfy this need in the market.

And third, with the proliferation of point solutions, complex benefit designs and direct-to-consumer apps, we wanted to accelerate our ability to position Castlight as a centralized hub for disparate solutions to reach employees in an efficient, cohesive way.

Jiff has been enjoying very rapid growth in customer adoption and interest levels, and we believe the combination of Jiff and Castlight makes us stronger on all three of the dimensions I just outlined. Together, we will deliver the most comprehensive health benefits platform in the market with best-in-class capabilities that uniquely address our customers' greatest health benefits pain points.

Moreover, with expanded platform capabilities and Jiff's strong momentum in the market, we believe our combined company will be much larger and growing materially faster compared to what Castlight would've achieved on a stand-alone basis, and we believe that will create meaningful value for our stockholders.

But before we dig in further on the strategic rationale for the deal, I want to highlight an important point as we move forward with Jiff. While our transaction is legally structured as an acquisition, you may hear us refer to it as a merger or strategic combination. We think this perspective is critical to our future success. To capitalize on the synergy opportunities across our products and teams and deliver great results for our customers, we intend to run the combined companies as one business with one integrated leadership team.

To that end, I want to introduce Jiff's CEO, Derek Newell, who will be joining Castlight as our new President upon the close of this transaction. In this role, Derek will oversee sales and marketing, research and development, and professional services for the combined business. Derek has deep experience in health care technology and has done a great job setting strategic direction for Jiff, and building and leading a strong team at the company.

I'm excited to work with Derek, and I'm glad to turn the call over to him now to share a summary-level overview of
Jiff's product offering and business.

Robert Derek Newell
Chief Executive Officer, Jiff, Inc.
Thanks, John. It's great to be here. I agree with you that we are assembling a strongly complementary set of products and capabilities by bringing Jiff and Castlight together. Each company's strengths have the potential to enhance the already-strong solutions that the other company offers. As this is the first time Jiff is being officially introduced to the public investment community, I'd like to share a quick overview of our offering and value proposition.

At the highest level, Jiff integrates a large, diverse ecosystem of health solutions and a comprehensive wellbeing feature set into an industry-leading user experience. A major challenge in the health benefits space is that there are hundreds of different alternative health solutions, smoking cessation, maternal health, telemedicine, financial wellbeing, diabetes prevention, fitness tracking, and the list goes on. It's simply not effective or efficient for employers to contract with dozens of different vendors to implement their benefit programs, and it creates a disaggregated experience with low employee engagement when they attempt to pull together their own solution.

Jiff takes an app store approach by integrating with over 50 solutions that sync seamlessly with our back-end system. In addition, an employer can allow virtually any vendor to connect to the platform, whether or not Jiff has integrated with them in the past, allowing employers to pick the solutions that work best for their population.

Jiff then personalizes recommendations for each employee based on the most relevant tools for their health needs and preferences. This is all delivered through a user experience that brings together the latest advancements in incentive design, social theory and game mechanics, which optimizes engagement. Jiff essentially serves as a central hub for wellbeing and other benefits programs, providing a unified world-class user experience for employees.

The enterprise robustness of Jiff's technology is evidenced by the blue-chip customers that have adopted and deployed our solutions, including Accenture, General Electric, and Johnson & Johnson, to name a few. We are very excited to be able to offer our customers a much broader value proposition with our combination with Castlight. The integration of Castlight's data-rich assets with Jiff's wellbeing and employee engagement technology will allow us to create even more value for employers and employees. This combination will further fuel our momentum with the broader resources, distribution channels and the overall infrastructure that we will soon have in place.

With that, let me turn the call back over to John.

John C. Doyle
President & Chief Operating Officer, Castlight Health, Inc.
Thanks, Derek. Now that we have shared more context about Jiff's business, I want to spend a few more minutes on the reasons that we believe the combination of Jiff and Castlight together is so compelling. In short, it's compelling because we will offer more and better solutions for our customers and our users, employers and employees.

Starting from the perspective of employees, we believe that consumerism is a fundamental trend in the areas of health care and wellbeing. To harness the power of consumerism to benefit employees, engagement is essential. Castlight has been particularly effective at engaging employees who have a specific health care need. However, we have always believed that the episodic nature of health care needs left room to achieve stronger engagement. As Derek alluded to, Jiff's expertise in wellbeing, integration and gamification has made them great at engaging users who are primarily focused on staying active or managing a chronic condition. Together, Jiff and Castlight now have the capability to engage consumers across the full spectrum of wellbeing and decision support, which puts us in a great position to capitalize on the consumerism trend.

Engaging employees is a critical objective for employers as well. However, the typical HR team at a large employer lacks the resources to sort through the hundreds of health and wellness solutions available to them, much less contract and manage separate relationships with those they like best.

At Jiff and at Castlight, we have heard over and over again that employers need a platform solution that consolidates the procurement, delivery, communication and management of health and wellbeing point solutions. Here again, Castlight and Jiff are complementary. Jiff has invested heavily in building and integrating an ecosystem of more than 50 health and wellbeing solutions. As Derek described, they use an app-store approach to simplify procurement and delivery of these solutions. Castlight has built analytics and a scalable, personalized communications engine to proactively connect employees with programs, benefits and providers. Together, Jiff and Castlight will make it possible for employers to offer a best-of-breed set of solutions to their employees through a single integrated package.

In addition to further strengthening and expanding our value proposition for both employers and employees, we believe we have a big opportunity to leverage Castlight's and Jiff's channel relationships and ecosystem partners. Last quarter we spoke about how our platform will be marketed and sold by Anthem starting in 2017. Anthem has already expressed their excitement to further expand our go-to-market relationship to include Jiff's offering. We also believe the addition of Jiff will be beneficial to the overall SAP-Castlight strategic partnership that we previously announced.

Jiff has also done a great job building channel relationships on their end, such as those they have established with Mercer and Willis Towers Watson, which are complementary to Castlight's channel partnerships. Together, we have more than 240 customers, including more than 70 of the Fortune 500. We have proven our respective solutions with some of the most sophisticated organizations in the world.

At the same time, our market opportunity is highly underpenetrated, and there is minimal overlap in our customer bases, which we believe will provide us with a great cross-sell opportunity to capitalize on over time. We believe the combination of Jiff and Castlight puts us in a much stronger position to capitalize on the multibillion dollar TAM associated with health benefits technology and expands our opportunities to address international and non- enrolled employees, which are not populations Castlight has been in a position to serve historically.

This is truly a transformational moment. Employers are clamoring for more comprehensive health benefit solutions in a broad-based offering, and Castlight's combination with Jiff answers their call. We believe that we have dramatically accelerated our platform strategy and put the business in position to grow faster and at a larger scale.

In addition, we believe that we can simultaneously increase overall efficiency and improve returns on invested capital as a combined company, much like we've been able to drive greater efficiency in Castlight's business on a stand-alone basis.

Next, I'm excited to turn the call over to Siobhan to describe the transaction's highlights, Jiff's financials, and our pro forma expectations in more detail.

Siobhan Nolan Mangini
Chief Financial Officer, Castlight Health, Inc.
Thanks, John. Before I cover the financial content and our pro forma outlook for the combined business in 2017, let's review the particulars of the transaction. This will be structured as an all-stock transaction in which approximately 27 million Castlight shares and options will be issued as consideration to Jiff's equity holders. Upon closing, former Jiff's equity holders will represent approximately 20% ownership in the combined company on a fully diluted basis.

There is an earn-out provision as well, with up to an additional 4 million shares of consideration, which is contingent on the achievement of specified bookings and revenue growth objectives by the Jiff business in 2017. We believe the overall structure of the transaction aligns the interest of management, stockholders and employees of both companies to capitalize on the growth potential of our combined business.

Investors who have been following our business prior to now know well that Castlight has been very focused on two priorities: driving faster growth and controlling our destiny by reaching cash flow breakevens with a strong cash cushion on the balance sheet. Both remain top priorities, so I want to share our thinking and updated expectations following this transaction.

On the growth front, we expect the transaction to accelerate revenue growth right away after closing. For background, we expect Castlight to report total GAAP revenue of approximately $102 million for the full year 2016, following a successful fourth quarter. And Jiff is expected to generate approximately $7 million of GAAP revenue for the full year 2016. Together, we have preliminary pro forma GAAP revenue of $109 million for the full year 2016.

Looking ahead to 2017, we expect the combined business to generate approximately $138 million to $142 million in pro forma non-GAAP revenue. The high end of this range assumes that Castlight contributes $123 million and Jiff contributes $19 million. As such, we expect to generate growth of 27% to 30% on a preliminary pro forma basis for the full year 2017, which represents a meaningful acceleration from our expectation that Castlight would generate approximately 20% growth on a stand-alone basis for the full year of 2017.

Please keep in mind that 2016 results for both Castlight and Jiff are preliminary in nature and subject to change based on the completion of the year-end close process. Additionally, our pro forma non-GAAP expectations for 2017 include a full year of contribution from Jiff without any purchase accounting adjustments to their deferred revenue and subsequent revenue contribution. We believe this is most important when evaluating the ongoing growth profile of our combined company.

From a GAAP reporting perspective, we will not have Jiff in our results for the full year 2017. And when we do include Jiff in our reported financials, we will share supplemental non-GAAP adjustment to revenues that relates to the deferred revenue and will facilitate comparability with past and future periods. We expect our combined company to have pro forma ARR of approximately $139 million as of the end of 2016, including approximately $122 million of ARR for Castlight and approximately $17 million of ARR for Jiff. It is worth pointing out that Jiff's end-of-year ARR is up over 100% from the halfway point of 2016, which reflects their strong momentum in the marketplace.

Castlight and Jiff have similar revenue models. Jiff's customer contracts are typically for three-year terms with PEPM-based subscription fees and services fees that are billed on a monthly, annual or quarterly basis. More than 90% of pro forma total revenues for 2017 are expected to come from contracts already in place with existing customers. We will be very focused on ensuring that all of the implementations in play at Castlight and Jiff for 2017 are executed in a timely way consistent with our customers' expectations. Importantly, in some cases, Jiff's implementation timelines can be as short as two months, although larger, more complex customers can typically take six to nine months to implement.

Equally important to the acceleration and pro forma revenue that we expect in 2017 is the fact that we believe a higher level of revenue growth is sustainable. We will have a broader platform offering that we believe can be further leveraged with our channel partners who responded favorably to the combination of Castlight and Jiff. When we look out to 2018, we believe we can sustain the pro forma growth level of 2017.

In addition to driving faster growth, we remain committed to reaching cash flow breakeven with a strong cash cushion. It should be no surprise that as a stand-alone business, Jiff has been in an investment mode considering their smaller scale and faster growth rate compared with Castlight. For the fourth quarter of 2016, Jiff and Castlight expect stand-alone quarterly non-GAAP operating losses of $9 million to $10 million, and $2 million to $3 million, respectively, and noting that the stand-alone Castlight performance was better than we expected.

Together, we expect a pro forma non-GAAP net operating loss for the combined business in Q4 2016 of $11 million to $13 million, which is approximately at the level that Castlight reported on a stand-alone basis less than a year ago in Q1 2016.

Based on our preliminary views on the pro forma growth and cost synergies that we can achieve in 2017, we now expect to reach cash flow breakeven by the end of 2018, with at least $60 million of cash on hand. Our preliminary plan is to cut our pro forma quarterly non-GAAP operating loss in half by the end of 2017 compared with the numbers I just shared for the fourth quarter 2016. We will share further detail on our year-end call, as well as following the close of the acquisition.

In summary, we are very excited about the financial profile of the combined business. Together, we believe that Castlight and Jiff will become a larger, faster-growing business in a market that will continue to expand for a long time. And we expect to achieve this with existing cash resources while sustaining a strong balance sheet for the long term. We believe very strongly that the combination of Castlight and Jiff is great for our customers, employees, partners and shareholders, as well as the marketplace more broadly.

And with that, we will open the call to questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from Brian Peterson with Raymond James. Your line is open.

Brian Peterson	Q
Analyst, Raymond James & Associates, Inc.
Hi, guys, and thanks for taking the question. So, just a little bit of background on Jiff specifically. I always thought one of the best parts about Castlight's technology was the health care data and the ability to integrate the personalized claims in the insurance. Is that something that Jiff can do today, or is that an opportunity for you guys to integrate down the road, and when may we start to see something like that in the market?

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Hey, Brian. Thanks for being on the call and thanks for the question. That's one of the many exciting things about this combination is the potential I think that both companies' products and approaches have to improve the value that the other delivers to customers.

And in terms of Jiff's products and the role that data can play there over time, I think Derek can take that question for us.

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
Thanks. Great question. We don't have claims data, we don't currently intake in process claims data at Jiff, and that's one of the big gaps that we had that gets filled with Castlight. We have a great personalization engine that takes data from over our 50 connected solutions in our ecosystem and personalize the experience for employees, and now we'll be able to add the claims data information to that as well.

Brian Peterson	Q
Analyst, Raymond James & Associates, Inc.
Got it. And maybe a little bit about the financial profile of some of the customers for Jiff. Obviously, if we have $7 million in revenue, $17 million in ARR, what's the right way to think about revenue per customer? Are these mostly large enterprises? And I was also curious on the go-to-market, how much of it is direct versus channel partner-driven today.

Siobhan Nolan Mangini	A
Chief Financial Officer, Castlight Health, Inc.
Great. Hi, Brian. This is Siobhan. So one thing that's really complementary between the two businesses is that we do have a similar buyer; we both sell into large enterprise customers. At this point in time, Jiff adds about 40 customers to Castlight and have seen really strong logo velocity as well as pick-up with the Fortune 500 over 2016. And they have about $17 million in ARR, as we announced. So if you think about an average ARR per customer of about $400,000, it's very similar to Castlight in terms of the customer and the ARR per customer that Castlight's seen. As it pertains to the channel mix, channels are extremely important to Jiff's go-to-market strategy. And Derek can speak a little bit more about that.

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
Yeah. Thank you, again. The channels are super important to Jiff, and we're one of the earliest partners to capitalize on the channel – sort of the sales efficiency of the channel partners. We announced our relationship in 2013 with what is now Willis Towers Watson. And a majority of our revenue comes through the channels, which, as I mentioned, makes it very efficient. It leverages the other channels that Castlight has. And we expect that the channels will continue to be a large part of our business.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
And Brian, I think to build on those comments, we had the opportunity to preview this deal with a couple of key partners, Anthem included. You saw in the press release and I think we certainly saw in our conversations with Anthem and others just a very high level of enthusiasm for the combined offering and the value we'll be able to deliver together kind of going through that existing channel infrastructure, which provides exciting additional leverage to the business.

Brian Peterson	Q
Analyst, Raymond James & Associates, Inc.
Got it. Understood. Thanks, John. And maybe just one follow-up. Can you explain maybe the services content? Do they use partners for that? I know you mentioned that they're in investment mode. But if I look at the P&L, where are most of those investments being made? Is that R&D? Sales and marketing? Just want to make sure I understand that dynamic.

Siobhan Nolan Mangini	A
Chief Financial Officer, Castlight Health, Inc.
Yeah. Absolutely, Brian. So yes, investment mode, very much R&D and really in terms of the product build-out as well as sales and marketing. I think part of where your question's going might be in terms of the gross margins. When we look in the long term of where we're headed as a combined business, we don't see any change in terms of the long-term gross margin profile of the combined business of 70% to 75%, as we've said in the past.

Brian Peterson	Q
Analyst, Raymond James & Associates, Inc.
Great. Thank you, guys.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Thanks a lot, Brian.

Operator: Your next question comes from Frank Sparacino with First Analysis. Your line is open.

Frank Sparacino	Q
Analyst, First Analysis Securities Corp.
Hi, guys. Maybe just first how many joint customers do you have today?

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Frank, first of all, thanks for being on the call. We have five joint customers today and a number of prospects, who
I think will be joint customers in the future.

Frank Sparacino	Q
Analyst, First Analysis Securities Corp.
Second, can you just talk about from an integration standpoint, particularly on the technology side, what the plans are? And specifically curious how Action relates to the Jiff platform and some of the potential synergies there?

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Yeah. Great. So, in terms of product integration, I think it's critically important to point out that for 2017 we're super focused on delivering for the current customers of the respective businesses and also advancing ongoing dialogues with prospects who both companies have been talking to now for some time in their independent modes. And we certainly see some near-term opportunities and interest from customers in pursuing integrated offering in the near term, but really we're going to be using that interest and the dialogues around it to help shape a deeper integration that we would build between the platforms for the 2018 selling season. So this is going to be a very exciting opportunity for many of our customers who've chosen to work with Castlight and Jiff as a long-term innovation partner in health and benefits. And so we're excited about the potential. And I'm going to let Derek comment a little bit on some of the specifics.

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
Yeah. Thanks, Frank. As you know, or as you found out through the press release, Jiff already integrates with over 50 technology solutions, digital health solutions in the market, and we built an infrastructure to integrate in a very quick and seamless way with many partners. The good thing about Castlight is they built a service-oriented architecture like ours, which means that our back-end systems can talk to each other and pass data without having to – without having too much work, we can use the same architecture that we've built to do the integration with Castlight and create immediate value for our customers. So, we don't know exactly all the things that we'll do together yet. We have a great roadmap for the things that we'll do, and it should be relatively straightforward, given the technology architecture that both companies have.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
And then, Frank, to your question on Action and Jiff, it's an insightful question and one of the other exciting areas that we've thought a lot about, and Derek and I've spent a fair amount of time talking about them. If you reflect on what Action is built to do, it's all about driving increased utilization of programs and benefits that employers are offering to employees. When Derek talks about their ecosystem of 50 deep integrations, you can see right away some very interesting opportunities for the Action engine to be driving increased engagement with those ecosystem partners, which creates tremendous value for the employer, for the employee, and also for the partner. And so we're really excited as we look at the long-term potential of the two products coming together to exploit that particular opportunity.

Frank Sparacino	Q
Analyst, First Analysis Securities Corp.
Great. Thank you, guys. I'll jump back in the queue.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Thanks, Frank.

Operator: Your next question comes from Robert Jones with Goldman Sachs. Your line is open.

Adam Noble	Q
Analyst, Goldman Sachs & Co.
Thanks for the question. This is Adam Noble in for Bob. Hey, just want to ask, I guess, piggy-backing on the product question, just thinking about the user experience. Is it the intention to essentially have Jiff be the user interface for the employee while Castlight will be more the user interface for the benefit manager? Just trying to think how these products will kind of work together, how you guys will sell, and who is going to be using what product and how that will work.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Thanks, Adam. So there are a number of things that I think we can be super clear on today and then some things that we'll be working out as a team going forward. Both companies today are delivering a great user experience in our respective domains. So Jiff has redefined the wellbeing space and is doing a phenomenal job there. It's a mobile-first technology and engaging users who are looking to access care and programs, manage chronic conditions, and so forth.

Castlight, as you know, built around a search technology and, in particular, from our origins and decision support, enabling employees to access providers and differentiate between their health care options. Obviously, those two things are complementary and I think, over time, the user experience would blend them. So rather than ultimately ending up in one place or another, I think the product is likely to be a blend of the two experiences. And some of the comments Derek made before speak to how we will get that done, and the timeframe is really I think more of a 2018 timing than 2017.

Adam Noble	Q
Analyst, Goldman Sachs & Co.
Great. Just to ask a little bit more about the wellness market itself. Just hoping you guys, and maybe Derek this would be for you, just what type of growth has that market seen overall? What do you view as the overall TAM or market opportunity that you guys are going after there? And for most of these sales that you guys are going after, are those greenfield? Are you replacing existing vendors? What's the typical wellbeing service offering that most employers are starting with?

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
Thanks, Adam. A vast majority of employers today spend money on wellness programs in a variety of forms. What Jiff has done is we've redefined how that market works in terms of best-of-breed ecosystem brought to the employer by one platform. Our TAM is probably about equivalent to Castlight's. We don't compete for budget. We never see them in our RFP. But typically, employers spend about the same amount of money on our services as they do on their services, and so that market is growing. It's growing somewhere between 10% and 20% a year depending on which research paper you analyze. Our strategy is a combination of – mostly, it's greenfield because we're a new version of how this technology is delivered to customers, and so sometimes they're ripping and replacing, but we have a lot of customers who are doing this just for the first time.

Adam Noble	Q
Analyst, Goldman Sachs & Co.
Got you. And if I can just sneak one more in, thinking about the ARR guidance for this year for Castlight on a stand-alone basis of $122 million, up about 11% year-over-year. Thinking about your comments of accelerating growth for the combined companies and long-term revenue growth around 30%, should we expect the ARR growth to really accelerate starting in 2017? Any comments you could give around either guidance that you've given for 2017 as it relates to ARR as well would be super helpful.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Let me start, Adam, and then hand it over to Siobhan. I think, first of all, we recently were on with all of you talking about our Q4 sales performance. We had a really strong quarter from a sales perspective, and so I want to take apart that ARR number a little bit. So we closed – on a new sales basis, we closed 12 new logos, half of those were Fortune 500 companies.

And gross ARR – I'll get to net in a minute – but gross ARR in those new logo counts were 50% above where they had been in the year-ago period. And that performance came after a Q3 where we also saw good new logo velocity as well. And in that case, you'll recall among primarily mid-sized customers. And so what we're excited about in the business is we see this as good evidence that the new products and the channel strategy that we've been talking about in the Castlight stand-alone business is really building a momentum.

And so to your point about the growth rate in ARR, seasonally in Q4 is where we have seen churn concentrate in our business. It was higher in Q4 than we had in our plan, but in those go-forward growth numbers that you just mentioned that Siobhan talked about on the call, 27% to 30% top-line growth, that absolutely incorporates an updated view on churn going forward.

And so the bottom line is that we do believe, based on the complementary nature of the pipelines and the interest in the market and, frankly, the momentum that the two businesses already have, that ARR growth will improve in 2017, for sure.

Siobhan, I don't know if there's color you'd want to add.

Siobhan Nolan Mangini	A
Chief Financial Officer, Castlight Health, Inc.
Well, I thought, Adam, I'd just add a little bit in terms of how that ARR links to the revenue guidance that we shared for the pro forma company. And so, similar to Castlight, Jiff has revenue recognition after they've implemented a customer. I think the good news is they have implementations that are as fast as two months and it can go up to six to nine months. And you combine that with the fact that Castlight has actually made really strong progress with our implementations, and I think Q4 of this year was another indicator of the momentum we've made in terms of the people and process and technology and the fact that we've gotten much stronger with our implementations.

And so, when you think about AAR conversion into revenue and the revenue guidance that we've shared, historically, we've talked about it at Castlight being four to five quarters. We think that as we look forward with Jiff, it might be more of a three to four quarter conversion rate in the future, and so I think that's the second piece in terms of validating the ARR number that we shared.

Adam Noble	Q
Analyst, Goldman Sachs & Co.
Terrific. I really appreciate the questions.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Thanks, Adam.

Operator: Your next question comes from the line of Richard Close with Canaccord Genuity. Your line is open.

Richard Collamer Close	Q
Managing Director, Canaccord Genuity Group, Inc.
Yes, thank you. Can you hear me okay?

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
We can, thanks.

Richard Collamer Close	Q
Managing Director, Canaccord Genuity Group, Inc.
Okay. Great. With respect to – you made some comments on revenue recognition per member per month for Jiff and that you said something about maybe that changing going forward, can you talk a little bit more about that, whether the revenue model changes at all going forward?

Siobhan Nolan Mangini	A
Chief Financial Officer, Castlight Health, Inc.
Yes. This is Siobhan. So there's nothing in terms of the revenue model that changes. I think one of the things that's really complementary between our business is we both have PM EPM businesses, subscription-based SaaS models in terms of how we charge. What we did mention is just in terms of revenue recognition and conforming the policies of both the companies, that's just a process that once the deal closes, we'll need to make sure that we have the same policies in place for both companies.

Richard Collamer Close	Q
Managing Director, Canaccord Genuity Group, Inc.
Okay. You also talked about Jiff being very effective on the consumer engagement side. Can you put a little meat on the bone on that in terms of where have they been or how have they been so successful? And your thoughts about how quickly you can take some of those maybe best practices and carry them over to the existing Castlight customers?

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
Yeah, I'll take that. Thanks, Richard. This is Derek. We've been really effective. I mean, I think there's three things that we do that are really effective. One is we've created a world-class user experience that's consumer-grade, mobile-first. It's right in their pocket where they want it all the time. We've connected an ecosystem of solutions that they want to use. We've integrated that into a single platform that gives them behavioral-based feedback in real-time during – so it can be as frequent as by the minute, but usually it's all – they can check it anytime they want. And those things drive an incredible amount of engagement.

The other thing we've done is we've taken all the point solutions in our ecosystem partners and we've connected them to people's benefit design. And we've connected them in a variety of ways: incentives, HSA deposits, lower premium, and by engaging in those applications, we've created a seamless experience for signing up and registering for them and then getting rewarded for those actions. And all of that has increased engagement. When we look at a partner pre-Jiff and when we install Jiff and post-Jiff, generally we can increase engagement somewhere between two and five times to what it was before. Underutilization, as you know, of benefits is just a huge problem in our industry and in our customer segment, and that's the problem that we solve.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
And Rich, what's maybe part of your question is both companies have focused on employee engagement as a really fundamental aspect of the value that we drive, and I think the reasons for that are obvious. What is exciting here from the Castlight perspective is we have focused our engagement efforts very precisely on folks who have an ongoing health care need that they're trying to address, and that by definition tends to be episodic. And so, as a result, you are typically engaging a subset of the employee population, and in that subset, you're engaging them most – at the highest rates when they actually need care.

What Derek just described are engagement strategies that they've been able to apply to a broader set of the employee population, not only those who need a health care solution, but folks who are looking to manage an active lifestyle or engaging in challenges and programs that their employer, a whole range of things that go beyond health care. And so the exciting thing about potentially bringing those approaches together is that you're top-of-mind as one solution for a bigger number of employees on a more consistent basis. And so, whatever their need is, we should be in a very strong position to provide the right solution.

Richard Collamer Close	Q
Managing Director, Canaccord Genuity Group, Inc.
My final question is with respect to, I guess, the channel partners as well as your app partners with respect to Jiff, is there any type of revenue share? How should we think about that in terms of how contracts are structured in terms of whether there's any revenue going to, I guess, some of the people that are in your quote-unquote hub, and then the economics with respect with your direct versus channel partner relationships.

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
As I mentioned before, I'm going to take that in two questions. There's the channel partner relationship and then there's the business model, if there's any transactional business model on top of our SaaS business model. First, our SaaS business model is the primary business model. That's where a vast majority of our revenue comes from. Given our app-store approach and our ecosystem approach, we do have transactional revenue that flows through the platform. We help our partners achieve synergies in sales. We help them – we manage some of the front-end user experience issues that they may or may not have, and we allow them to integrate into a single platform and access many, many customers. And so, right now, that's an immaterial part of our business. I'll let Siobhan answer more about that.

Siobhan Nolan Mangini	A
Chief Financial Officer, Castlight Health, Inc.
Absolutely. So, the marketplace business is very interesting, it's a really small amount of revenue at this point, and it really has very modest expectations when we talk about the pro forma combination for our financials in 2017 and 2018 at this time. I think, in the long term, it has really interesting upside potential, but it's not something that we're counting on in terms of the numbers that I shared with you on the call.

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
And I think I answered the channel partner question earlier, but a majority of our revenue comes through our channel partners, which helps us have a very efficient cost of sales. And that changes, we have direct salespeople, obviously the channel partners help us, but they're not resellers. We have a direct sales force that leans in and helps them sell, and we will continue to do that.

Siobhan Nolan Mangini	A
Chief Financial Officer, Castlight Health, Inc.
Rich, this is a similar structure to how Castlight has actually put things into place, for example, [indiscernible] (45:13) that we talked about in the past, like with Anthem.

Richard Collamer Close	Q
Managing Director, Canaccord Genuity Group, Inc.
All right. Thank you. Congratulations.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Thank you.

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
Thanks.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Operator, we'll take one more question, please.

Operator: Your next question comes from the line of Charles Rhyee with Cowen & Co. Your line is open.

Charles Rhyee	Q
Analyst, Cowen & Co. LLC
Hey, thanks for squeezing me in. Maybe a question for Derek. You talked earlier about sort of the TAM and sort of your market opportunity and forgive me if maybe you answered this in an earlier question. But can you talk about maybe what the penetration in the market is of people that have actually implemented solutions? You talked about greenfield as mostly what you're seeing, but maybe you can give a breakdown of how much – what is the penetration of the market currently for your type of solution? And then secondly, when you're in market and people are weighing a decision for Jiff, who do you mostly run up against? Thanks.

Robert Derek Newell	A
Chief Executive Officer, Jiff, Inc.
Thanks. As you know, for every major business function, especially ones that cost a lot of money like benefits, benefits can be the second highest expense for companies beyond compensation in many cases, there's always a software platform that allows them to have visibility in that business and run it better. If you think about, in finance, it can be NetSuite or SAP or Oracle. For sales and CRM, it's Salesforce and Marketo and these other big software platforms. And so, there's a greenfield space in the benefits, in the way that people manage benefits. There are companies like Workday and Benefitfocus that have digitized the administrative function, but they haven't integrated with the benefit design at the clinical level.

And so, this is completely greenfield. It's amazingly difficult for HR departments to manage the complexity and the explosion of solutions that are in the market today, and they want a platform. And the thing that we were hearing from our customers is they want a platform that has both what Jiff does and what Castlight does. And so it's our fundamental belief that every Fortune 1000 company is going to need to have a platform like this in the next five years. We are wildly under-penetrated in that area, and so we have really great expectations about growth.

Charles Rhyee	Q
Analyst, Cowen & Co. LLC
Great. Thank you.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.
Thanks, Charles.

John C. Doyle	A
President & Chief Operating Officer, Castlight Health, Inc.

All right. Thank you, everybody. We're excited to announce the strategic combination of Castlight Health and Jiff, and we appreciate everybody joining us today on such short notice. I'd like to especially thank the teams at both companies for their relentless focus on innovation and customer satisfaction, and I look forward to working with every one of them. Have a great day.

Operator: This concludes today's conference call. You may now disconnect.

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